EXHIBIT 99.1

FOR FURTHER INFORMATION:
J. Cameron Coburn	Betty V. Norris
Chairman, President & CEO	SVP & Chief Financial Officer
Tel: 910-509-3901	Tel: 910-509-3914
Email: ccoburn@capefearbank.com	Email: bnorris@capefearbank.com

CAPE FEAR BANK CORP. REPORTS FIRST QUARTER 2007 RESULTS

WILMINGTON, NC – May 4, 2007 – Cape Fear Bank Corporation (NASDAQ: CAPE) today reported net income for the first quarter of 2007 of $435,000 compared with $604,000 for the first quarter of 2006, a decrease of 28.0 percent. Diluted earnings per share were $0.12 compared with $0.16 for the prior-year first quarter, a decrease of 25.0 percent. Compared to the fourth quarter of 2006, diluted earnings per share declined from $0.16. Year-over-year and linked-quarter performances reflect net interest margin compression and increased expenses associated with branch expansion, partially offset by increased loan growth.

Cameron Coburn, Chairman, President and CEO, commented, “While we continue to report strong loan growth, margin pressures are increasingly impacting net interest income. At the same time, we are dealing with our expansion-related initiatives from last year’s opening of two full-service banking offices in Surf City and Waterford. While we believe these branches should provide us with opportunities for positive loan and deposit growth going forward, near term, funding costs along with personnel costs associated with expansion initiatives continue to exert downward pressures on earnings.”

Total revenue, comprised of net interest income and non-interest income, for the first quarter of 2007 was $3.5 million compared with $3.3 million for the 2006 first quarter, an increase of 5.9 percent. Net interest income increased 4.1 percent to $3.2 million from the prior-year first quarter, reflecting 16.7 percent growth in average earning assets, partially offset by a 38 basis point decline in net interest margin. Compared with the fourth quarter of 2006, net interest income declined 2.3 percent.

Non-interest income was $310,000 in the current quarter, compared with $240,000 for the prior-year first quarter, up 29.2 percent. Excluding a gain of $3,000 in the current quarter and a loss of $10,000 in the year-ago quarter from the sale of securities, non-interest income increased $57,000, or 22.8 percent. Income from bank-owned life insurance accounted for the majority of the increase, rising $35,000 over the year-ago period. Service fees were $165,000, up $14,000 from last year’s first quarter. Further excluding $41,000 in losses from the sale of securities in the fourth quarter of 2006, first quarter non-interest income increased $18,000, or 6.2 percent from the linked quarter.

First quarter non-interest expense was $2.9 million, an increase of 38.3 percent over the 2006 first quarter. Expansion-related activities accounted for the majority of the $795,000 increase; salaries and benefits rose $422,000, or 37.4 percent, from the addition of 22 full-time equivalent employees over the past twelve months – five of which were added in the first quarter of 2007. This represents a 30.1 percent increase year over year, to 95 full-time equivalent employees. Mr. Coburn added, “We expect minimal additions to our support staff going forward although our branch expansion continues. We plan to devote the remainder of 2007 to growing our low-cost deposit base, especially in our new locations.” Occupancy expenses grew $96,000, and other expenses rose an additional $277,000; together, these two categories grew $373,000, up 39.4 percent above the prior year’s first quarter. Included in other expenses were increases in the cost of data processing, costs associated with compliance with Section 404 of the Sarbanes Oxley Act of 2002, and increased advertising expenses. Operating expenses rose $292,000, or 11.3 percent, from the prior quarter. The efficiency ratio was 81.4 percent for the first quarter of 2007 compared with 72.9 percent for the fourth quarter of 2006, and 62.3 percent for the prior-year first quarter.

Loan charge-offs remained exceptionally low these past four quarters, although both non-accruing loans and foreclosed real estate have increased during this period. The Bank had no charge-offs in the current quarter, compared with gross charge-offs of $402,000, or 0.56 percent of average loans annualized, for the prior-year quarter. Recoveries were $127,000 this quarter, compared with recoveries of $12,000 in the fourth quarter of 2006.

Non-performing assets increased to $2.0 million, equivalent to 0.44 percent of total assets at March 31, 2007, compared with $966,000, or 0.23 percent of assets, for the prior quarter, and $948,000, or 0.25 percent, twelve months ago. Coburn added, “We believe that in the near future we will resolve the majority of our non-performing assets; $1.7 million of the total is currently undergoing contract negotiations and is expected to close by year end 2007 with no losses anticipated.” Loan loss reserves were $4.7 million, or 1.37 percent of total loans, at March 31, 2007; this compares with a reserve of $3.4 million at March 31, 2006, equivalent to 1.17 percent of quarter-end loans.

Total assets were $448.3 million at March 31, 2007, an increase of $66.5 million, or 17.4 percent, from twelve months ago. Loans outstanding totaled $344.7 million, a year-over-year increase of $54.2 million, or 18.7 percent. Construction and land development loans accounted for 80.1 percent of loan growth, increasing by $43.4 million over the year-ago period; commercial real estate, 1 to 4 family, and home equity lending contributed the remainder of loan growth, up a combined $13.1 million year over year. A $1.7 million decline in consumer loans and $638,000 decline in commercial and industrial loans partially offset overall growth. Since the 2006 fourth quarter, loans grew $10.3 million, or 3.1 percent, with construction and land development accounting for the highest percentage of growth.

Loan growth over the past twelve months was funded primarily by a $57.4 million, or 17.8 percent, increase in deposits, to $380.1 million at March 31, 2007. Wholesale funds increased $65.0 million, or 57.1 percent year-over-year, and now account for 47.1 percent of deposits compared with 35.3 percent a year ago. However, the mix was fairly stable since fourth quarter 2006, with wholesale funds comprising 46.7 percent of the fourth quarter total. The two newest branches, Waterford and Surf City, have gathered approximately $22 million of core deposits since their opening in April of 2006.

Shareholders’ equity at March 31, 2007 was $27.5 million, a twelve-month increase of $2.6 million, or 10.4 percent. The Company’s total risk-based capital ratio at year-end was 11.43 percent. Mr. Coburn concluded, “This has been a difficult quarter for the banking industry as a whole. We believe that in the long run, our shareholders are best served when we position ourselves to expand market share, as we have done this past year by opening new banking offices in fast-growing counties like Brunswick and Pender. It is still too early yet to obtain the full benefits of our ongoing expansion initiatives.”

About the Company

Cape Fear Bank (the “Bank”), formerly known as Bank of Wilmington, was established in 1998 as a community bank, developed and managed by local residents of the communities it serves, who are committed to improving the quality of their local banking experience. Cape Fear Bank Corporation, the parent company, was formed in June 2005. The Bank serves the southeastern North Carolina market area with five full-service banking offices, including two in New Hanover County, two in Pender County, and one in Brunswick County. The Company’s stock is listed on the NASDAQ Capital Market under the symbol CAPE.

Forward-Looking Statements

This Report and its exhibits contain statements relating to our financial condition, results of operations, plans, strategies, trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts. Those statements may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of our management about future events. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in our Annual Report on Form 10-K and in other reports we file with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the Commission’s website at www.sec.gov. Other factors that could influence the accuracy of those forward-looking statements include, but are not limited to: (a) the financial success or changing strategies of our customers; (b) customer acceptance of our services, products and fee structure; (c) changes in competitive pressures among depository and other financial institutions or in our ability to compete effectively against larger financial institutions in our banking market; (d) actions of government regulators, or changes in laws, regulations or accounting standards, that adversely affect our business; (e) our ability to manage our growth and to underwrite increasing volumes of loans; (f) the impact on our profits of increased staffing and expenses resulting from expansion; (g) changes in the interest rate environment and the level of market interest rates that reduce our net interest margin and/or the volumes and values of loans we make and securities we hold; (h) weather and similar conditions, particularly the effect of hurricanes on our banking and operations facilities and on our customers and the coastal communities in which we do business; (i) changes in general economic or business conditions and the real estate market in our banking market (particularly changes that affect our loan portfolio, the abilities of our borrowers to repay their loans, and the values of loan collateral); and (j) other developments or changes in our business that we do not expect. Although our management believes that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this paragraph. We have no obligation, and do not intend, to update these forward-looking statements.

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Cape Fear Bank Corporation

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly
	2007	2006	2006	2006	2006	Year Ending
(dollars in thousands except per share data)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	2006	2005
EARNINGS
Net interest income	$3,213	3,287	3,351	3,170	3,087	12,894	9,299
Provision for loan and lease losses	$75	220	436	391	293	1,340	1,499
NonInterest income	$310	248	267	337	240	1,093	1,048
NonInterest expense	$2,869	2,577	2,393	2,280	2,074	9,324	6,381
Net income	$435	588	558	522	604	2,272	1,682
*Basic earnings per share	$0.12	0.16	0.16	0.15	0.17	0.63	0.47
*Diluted earnings per share	$0.12	0.16	0.15	0.14	0.16	0.61	0.46
*Average shares outstanding	3,586,849	3,586,780	3,586,743	3,586,518	3,586,518	3,586,641	3,586,361
*Average diluted shares outstanding	3,677,126	3,718,317	3,725,888	3,712,586	3,680,149	3,709,236	3,671,619
*Actual common shares outstanding	3,586,911	3,586,780	3,586,780	3,586,518	3,586,518	3,586,780	3,586,518

PERFORMANCE RATIOS
Return on average assets	0.40%	0.55%	0.55%	0.54%	0.66%	0.57%	0.62%
Return on average common equity	6.33%	8.77%	8.60%	8.30%	9.65%	8.86%	6.96%
Net interest margin (fully tax-equivalent)	3.11%	3.14%	3.33%	3.42%	3.49%	3.34%	3.54%
Efficiency ratio	81.44%	72.90%	66.14%	65.01%	62.34%	66.66%	61.67%
Full-time equivalent employees	95	90	86	74	73	90	62

CAPITAL
Equity to assets	6.14%	6.37%	6.21%	6.28%	6.53%	6.37%	7.18%
Regulatory leverage ratio	8.50%	9.22%	8.80%	9.14%	9.33%	9.22%	10.69%
Tier 1 capital ratio	9.82%	10.12%	10.24%	10.68%	11.23%	10.12%	12.09%
Total risk-based capital ratio	11.43%	11.80%	11.77%	12.23%	12.80%	11.80%	13.29%
*Book value per share	$7.68	7.54	7.33	6.95	6.96	7.54	6.87

ASSET QUALITY
Gross loan charge-offs	$0	2	3	0	402	407	184
Net loan charge-offs (recoveries)	$(127)	(12)	(1)	(75)	401	314	95
Net loan charge-offs to average loans	-0.15%	-0.01%	0.00%	-0.10%	0.56%	0.10%	0.04%
Allowance for loan losses	$4,738	4,536	4,305	3,868	3,402	4,536	3,510
Allowance for losses to total loans	1.37%	1.36%	1.31%	1.23%	1.17%	1.36%	1.26%
Nonperforming loans	$1,343	350	329	920	948	350	1,174
Other real estate and repossessed assets	$616	616	616	0	0	616	0
Nonperforming assets to total assets	0.44%	0.23%	0.22%	0.23%	0.25%	0.23%	0.34%

END OF PERIOD BALANCES
Loans	$344,743	334,409	329,163	315,113	290,524	334,409	278,386
Total earning assets (before allowance)	$426,359	408,176	410,667	386,167	371,661	407,992	334,053
Total assets	$448,318	424,885	423,151	397,321	381,777	424,885	343,327
Deposits	$380,054	353,617	360,846	329,248	322,634	353,617	284,134
Shareholders’ equity	$27,539	27,052	26,281	24,935	24,948	27,052	24,635

AVERAGE BALANCES
Loans	$339,563	330,799	325,044	302,759	285,654	311,226	217,604
Total earning assets (before allowance)	$419,059	414,855	398,712	371,984	358,991	386,323	262,669
Total assets	$437,009	425,089	407,156	383,697	368,403	396,272	271,258
Deposits	$364,986	365,293	343,788	318,983	308,702	334,373	226,823
Shareholders’ equity	$27,487	26,811	25,966	25,145	25,041	25,643	24,167

*	Restated for 5% stock dividend for shareholders of record 6/22/06, paid out effective 6/30/06

CAPE FEAR BANK CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31 (Unaudited)		Years Ended December 31 (Audited)
	2007	2006	2006	2005
	(In thousands, except share and per share data)
INTEREST INCOME
Loans	$6,912	$5,402	$24,857	$14,728
Investment securities available for sale	839	571	2,816	1,453
Federal funds sold and interest-earning deposits	97	193	523	231

TOTAL INTEREST INCOME	7,848	6,166	28,196	16,412

INTEREST EXPENSE
Money market, NOW and savings deposits	548	309	1,681	619
Time deposits	3,546	2,422	11,800	5,702
Short-term borrowings	42	228	115	0
Long-term borrowings	499	120	1,706	792

TOTAL INTEREST EXPENSE	4,635	3,079	15,302	7,113

NET INTEREST INCOME	3,213	3,087	12,894	9,299

PROVISION FOR LOAN LOSSES	75	293	1,340	1,499

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,138	2,794	11,554	7,800

NON INTEREST INCOME
Service fees and charges	165	151	713	644
Gain/(Loss) on sale of investments	3	(10)	(60)	(10)
Income from bank owned life insurance	82	47	195	199
Other	60	52	245	215

NON-INTEREST INCOME	310	240	1,093	1,048

NON INTEREST EXPENSE
Salaries and employee benefits	1,549	1,127	4,949	3,438
Occupancy and equipment	423	327	1,533	977
Other	897	620	2,842	1,966

TOTAL NON-INTEREST EXPENSE	2,869	2,074	9,324	6,381

INCOME BEFORE INCOME TAXES	579	960	3,323	2,467

INCOME TAXES	144	356	1,051	785

NET INCOME	$435	$604	$2,272	$1,682

NET INCOME PER COMMON SHARE*
Basic	$0.12	$0.17	$0.63	$0.47

Diluted	$0.12	$0.16	$0.61	$0.46

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING*
Basic	3,586,849	3,586,518	3,586,641	3,586,361
Effect of dilutive stock options	90,277	93,631	122,896	85,258

Diluted	3,677,126	3,680,149	3,709,537	3,671,619

*	All per share and outstanding share data has been restated for the 5% stock dividend effective 6/30/06

CAPE FEAR BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

	March 31, 2007 (Unaudited)	December 31, 2006*
	(In thousands, except share data)
ASSETS
Cash and due from banks	$8,406	$7,209
Interest earning deposits in other banks	8,452	1,639
Investment securities available for sale, at fair value	70,941	69,565
Time deposits in other banks	199	298

Loans	344,743	334,409
Allowance for loan losses	(4,738)	(4,536)

NET LOANS	340,005	329,873

Accrued interest receivable	2,219	2,195
Premises and equipment, net	3,108	2,954
Stock in Federal Home Loan Bank of Atlanta, at cost	2,024	2,081
Foreclosed real estate and repossessions	616	616
Bank owned life insurance	9,573	5,491
Other assets	2,775	2,964

TOTAL ASSETS	$448,318	$424,885

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits
Demand	$34,277	$33,066
Savings	7,378	11,154
Money market and NOW	59,473	41,317
Time	278,926	268,080

TOTAL DEPOSITS	380,054	353,617

Short-term borrowings	—	3,000
Long-term borrowings	38,310	38,310
Accrued interest payable	766	745
Accrued expenses and other liabilities	1,649	2,161

TOTAL LIABILITIES	420,779	397,833

Shareholders’ Equity
Common stock, $3.50 par value, 12,500,000 shares authorized;
3,586,911 and 3,586,780 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	12,554	12,554
Additional paid-in capital	12,768	12,739
Accumulated retained earnings	2,528	2,092
Accumulated other comprehensive loss	(311)	(333)

TOTAL SHAREHOLDERS’ EQUITY	27,539	27,052

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$448,318	$424,885

*	Derived from audited financial statements